TECHNOLOGY RESEARCH CORPORATION
                        1993 AMENDED AND RESTATED
                     NON-QUALIFIED STOCK OPTION PLAN


1.   Purpose.

     It is the belief of the Board of Directors of TECHNOLOGY RESEARCH CORPORATION, a Florida corporation with administrative offices located at 5250-140th Avenue North, Clearwater, Florida 34620 (the "Company"), that the Company should seek to attract and retain persons of special abilities as employees, consultants or directors, thereby materially enhancing the Company's prospects for stable and rapid economic growth; and that such persons should be afforded the opportunity to acquire shares of its single class of authorized common capital stock at a price which the Company expects to be below the fair market value of such shares on a permissible future exercise date. By providing this opportunity through the adoption of a Non-Qualified Stock Option Plan (the "Plan") effective as of November 10, 1989, the Company is attempting to give appropriate recognition of superior performance to individuals which have held and will hold a substantive and continuing responsibility for the Company's growth. The Company's shareholders approved an amendment and restatement of the Plan at its August 1993 annual shareholders meeting, thereby reserving an additional 200,000 shares of its common capital stock for issuance thereunder. The Company's Board of Directors hereby ratifies the action of its shareholders pursuant to which the terms and key provisions of the Plan were approved at such meeting. The Plan shall consist of grants of stock options that are not intended to qualify as an "incentive stock option" within the meaning of that term as contained in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or in any amendment thereto.

2.   Administration.

     (a)  In General.

     The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), as such Committee may be constituted from time to time by the Board. The Committee shall consist of at least two members of the Board, each of whom shall serve at the pleasure of the Board, qualify as a "disinterested person" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), and may be removed from the Committee by the Board at any time, with or without cause or notice. Any member of the Committee may resign by giving written notice to the Chairman of the Board no fewer than 15 days prior to the effective date of such resignation. Upon the death, resignation or removal of any member of the Committee, the remaining members shall constitute the entire Committee until such time as the Board shall choose to appoint and seat a successor to such member. Notwithstanding anything in this Plan to the contrary, no members of the Committee shall during his period of appointment or within one year prior to such appointment be eligible for participation under the Plan or under any other plan of the Company or have been awarded an option, stock, stock appreciation right or any other derivative security that would enable him to acquire shares of its authorized capital stock, or exercise discretion with respect to the administration of such plan, unless otherwise permitted under the provisions of Rule 16b- 3(c)(2)(i)(A) through (D) under the Exchange Act. Each member of the Committee shall be subject to any additional restrictions that may be applicable in order to satisfy the requirements for disinterested administration of the Plan set forth in Rule 16b-3, as amended from time to time.




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     (b)  Procedural Guidelines.

     The Committee shall act by agreement of a majority of its entire membership, either by vote taken at a duly convened meeting (which may include a meeting conducted by way of conference telephone call) or by written direction executed by all members of the Committee. In the event of a deadlock or other occurrence which prevents agreement by a majority of the Committee members, the unresolved matter shall be decided by action of the Board.

     (c)  Powers and Duties.

     The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purpose of the Plan not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and not in limitation but in amplification of the foregoing, shall have the power and/or obligation to:

          (1) provide rules and regulations for the administration of the Plan and the conduct of the Committee's affairs, and from time to time, as appropriate, to amend or supplement such rules and regulations;

          (2) construe all aspects of the Plan, decide all questions of eligibility for participation therein, and determine the amount of stock to be issued upon exercise of a particular option (in accordance with the provisions of Section 5. Below), which determinations, as long as made in good faith, shall be final and conclusive on all persons interested in the Plan;

          (3) correct any defect, supply any omission or reconcile any inconsistency in the Plan of a procedural nature in such manner and to such extent as it shall deem advisable to maintain the Plan in the manner intended, but it shall have no power to add to, subtract from or modify any of the substantive terms of the Plan, change or add to any benefits provided hereby, or waive or fail to apply any requirements existing as a condition precedent to the actual award of such benefits;

          (4) appoint or employ such advisors, agents or representatives as it shall reasonably deem advisable in connection with its proper administration of the Plan, who may but need not be participants, and to rely upon their written opinions, certificates or advice;

          (5) to determine the key employees, consultants or members of the Board to whom awards hereunder shall be granted;


          (6) to determine the times or time at which such awards shall be granted; and

          (7) to determine the limitations, restrictions and conditions applicable to any such award.

In making such determinations, the Committee may take into account the nature of the services rendered by such employees, directors, consultants or classes of employees, their present and potential contribution to the Company's success and such other factors as the Committee in its discretion shall deem relevant. The Committee's determinations under the Plan, including without limitation, identifying the persons whom shall be granted an option, and the terms and provisions of such awards, need not be uniform and may be made by it selectively among eligible participants whether or not such persons are similarly situated.

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     (d)  Compensation and Expenses.

     No Committee member shall receive special compensation as a result of the rendition of services hereunder, but each shall be entitled to reimbursement from the Company for all reasonable expenses actually incurred in administering the Plan, as long as the same are substantiated in such manner as the Board may require.

3.   Eligibility.

     The only persons eligible to receive options under the Plan shall be individual employees, consultants or directors that have been designated by the Committee, either by vote taken at a duly called meeting (which may include a meeting conducted by way of a telephone call) or by written action executed by all Committee members. Multiple options may be granted to an individual, but only on the terms and subject to the restrictions set forth in this Plan.

4.   Shares Subject to Plan.

     The shares which shall be issued and delivered upon exercise of options being granted under the Plan shall be shares of the Company's authorized but unissued or issued and reacquired common capital stock, $.17 par value per share (the "Shares"). The maximum number of Shares which may be issued upon exercise of options granted under the Plan shall not exceed 1,000,000. If any option expires or terminates before being completely exercised, the Shares subject to the unexercised portion of such option may again be made subject to the terms of this Plan.

     Appropriate adjustments in the number of Shares available under the Plan and in the option price per Share shall be made by the Committee to give effect to adjustments made in the number of Shares as the result of a merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or other relevant change in the capital structure of the Company.
A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation shall cause each outstanding option to terminate, provided that each optionholder shall have the right at a time designated by the Committee prior to such dissolution, liquidation, merger, or consolidation to fully exercise his or her option or convert such option into an option to acquire a commensurate number of shares of the authorized capital stock of the entity into which the Company is merged or with which it is consolidated.

5.   Term and Conditions of Options.

     An individual option may be granted under the Plan for such number of Shares, as may be determined by the Committee, which grant shall be subject to the following terms and conditions:

     (a)  Grant Awards.

     In determining the size of an award of an option, the Committee may take into account recommendations by the Committee, the Company's management, the performance, cash compensation, level of responsibility and commitment to the Company's long term objectives of such employees, consultants or directors, the fair market value of the Shares at the time of award and such other considerations as the Committee deems appropriate. The maximum number of shares that may be subject to an individual grant may not exceed 120,000 shares.

     (b)  Option Agreement.

     Each option granted shall be evidenced by a written option agreement between the Company and the optionholder stating the number of Shares which may be purchased upon its exercise and containing such other terms as the Committee may approve and containing such terms and conditions, including the period of exercise and whether in installments or otherwise, as shall be contained therein, which need not be the same for all options.

     (c)  Date of Grant.

     The date on which an option grant is approved by the Committee shall be considered the date on which such option is granted (the "Date of Grant"), and such date shall be reflected in the option agreement.

     (d)  Option Once.

     Each option agreement shall state the purchase price of each Share which may be acquired upon exercise of the option. The purchase price for each Share, as determined by the Committee, need not be the fair market value thereof and may vary from one optionholder to another. In computing the purchase price of each Share, the Committee may take into consideration the restrictions on transfer or other disposition imposed in the option agreement and the terms on which such Shares may be purchased, as set forth in the option agreement, may vary from time to time, as determined by the Committee in its sole discretion. For purposes of this Plan, fair market value shall be deemed to be the closing price of the Shares, as published by any national securities exchange on which the Shares are traded, on the applicable date of grant of such option or the mean between the published bid and asked prices on such date if such Shares are not listed with any such exchange. In the event that Share prices are not published for the Date of Grant, such value shall be determined by calculating the weighted average of the closing prices or the mean between such bid and asked prices, as applicable, on the nearest trading dates occurring before and after the valuation date, in accordance with such rules as may be established by the Committee.

     (e)  Option Exercise.

     Subject to the provisions of this Agreement, each option granted under the Plan shall be exercisable during the period commencing as of the date of grant, according to the schedule, if any, set forth in such option agreement, and ending on (i) the date all of the Shares are purchased pursuant to the terms of the option agreement, (ii) within three months of the date of the optionholder's termination of employment or affiliation with the Company or
(iii) such date as may be specified in the option agreement.

     (f)  Mechanics of Exercise.

     An optionholder entitled to exercise any portion of an option granted to him or her under the Plan may exercise the same either in whole or in part at anytime by delivering written notice of exercise to the office of the Secretary of the Company or to such other location as may be designated by the Committee, specifying therein the number of Shares with respect to which the option is being exercised, which notice shall be accompanied by payment in full of the purchase price of the Shares being acquired. Payment may be made under one or more of the following methods:

          (1)  wholly or partly in cash;

          (2) by delivering shares of the Company's issued and outstanding common stock already owned by the optionholder and valued at its fair market value on the date of exercise;

          (3) by authorizing the Company to retain a sufficient number of Shares which would otherwise be issuable upon exercise of the option (valued for purposes of such payment as of the second business day preceding the date of exercise and otherwise in the manner contemplated in Section 5.(d) hereof);

          (4) directly by a broker dealer that has undertaken a "cashless exercise" pursuant to a notice of election and fully endorsed stock option delivered by such optionholder to a broker dealer that agrees to pay the Company the exercise price for such shares; or

          (5) by such other means of payment that the Committee, in its discretion, may authorize.

In the case of payment made under Section 5.(f)(2)-(4) hereof, the optionholder's election must be made on or prior to the date of exercise of such stock option and must be irrevocable. If an employee, consultant or director who is an insider subject to Section 16 of the Exchange Act ("Section 16 Insider") elects payment pursuant to Section 5.(f)(3) hereof, the election must be made in writing either (A) within ten (10) business days beginning on the third business day following release of the Company's quarterly or annual summary of earnings and ending on the twelfth business day following such day, or (B.) at least six (6) months prior to the date of exercise of such option. In addition, should a Section 16 Insider make payment for the Shares, in whole or in part, by delivering previously owned Shares, any Shares acquired pursuant to the exercise thereof of such option shall not be disposed of by the Section 16 Insider for a period of six months commencing on the date on which such holder most recently purchased Shares of Company stock, including the Shares tendered in connection with such exercise. No Shares shall be issued until full payment therefor has been made, and the granting of an option shall give the holder no rights as a shareholder except as to Shares actually issued and registered in his or her name.

     (g)  Expiration of Option.

     Each option granted under the Plan shall expire and all rights to purchase Shares thereunder shall cease ten years after the Date of Grant or on such prior date as may be fixed by the Committee and specified in the subject option agreement.

     (h)  Transferability and Termination of Option.

     Each option granted hereunder may be exercised only by the individual to whom it is issued and only during the period in which he is serving as an employee, director or consultant or, to the extent such options are then exercisable, within the three month period following his resignation or other termination of such affiliation; provided that if such holder dies before fully exercising any portion of an option then exercisable or if the holder suffers a permanent and total disability, as such term is defined in Section 4221(c)(6) of the Code, such option may be exercised by the holder or such holder's legal representative(s), heir(s) or devisee(s) at any time within the twelve month period following his or her death, but only as to the Shares subject to exercise by the holder at the time of death. Any attempted assignment, transfer, pledge, hypothecation or other disposition of a stock option granted under this Plan, or levy of attachment or similar process not otherwise permitted herein shall be null and void.

     (i)  Investment Purpose.

     Unless the Committee chooses to register or qualify the Shares under the Securities Act of 1933, as amended (the "Act"), pursuant to the provisions set forth in Section 9 below, each option is granted on the express condition that the purchase of Shares upon an exercise thereof shall be made for investment purposes only and not with a view to their resale or further distribution unless such Shares, at the time of their issuance and delivery, are registered under the Act, or, alternatively, at some time following such issuance their resale is determined by counsel for the Company to be exempt from the registration requirements of the Act and of any other applicable law, regulation or ruling. Any Shares so registered shall be promptly listed with each securities exchange through which any class of the Company's capital stock or other securities are traded.

6.   No Prior Right of Award.

     Nothing in this Plan shall be deemed to give any officer, director or employee of, or consultant to, the Company or such person's legal representatives or assigns, or any other person or entity claiming under or through such person, any contract or other right to participate in the benefits of this Plan. Nothing in this Plan shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ, or continue any other relationship with, any individual (whether or not an optionholder) or entity. This Plan shall not affect in any way the right of the Company to terminate the employment of, or other relationship with, any individual (whether or not an optionholder) or entity at any time and for any reason whatsoever. No change of an optionholder's duties as an officer, director or employee of, or consultant to, the Company shall result in a modification of the terms of any rights of such optionholder under this Plan or any option agreement executed by such.

7.   Effective Date and Term of Plan.

     The effective date of the Plan shall be retroactively effective as of November 10, 1989, and it shall remain in existence until November 10, 1999 thereafter. This Amended and Restated Plan was adopted by the Company's shareholders at its annual meeting on August 25, 1993. No option may be granted hereunder subsequent to the expiration date of the Plan, but options then outstanding shall be exercisable in accordance with the terms hereof.

8.   Amendment or Termination of Plan.

     The Committee may at any time amend, suspend or discontinue the Plan in such respects as the Committee may deem advisable to ensure that any and all option awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or the optionholder to benefit from any change in applicable laws or regulations, or in any other respect that the Committee may deem to be in the best interests of the Company; provided that no amendment shall, without the consent of each affected optionholder, alter or impair the terms of any option previously granted under the Plan; nor without further approval of the shareholders of the Company:

     (a)  materially modify the class of employees eligible to receive options;

     (b) except as provided in Section 4. Hereof, increase the total number of Shares which may be made subject to options granted under the Plan; or

     (c) make any change that would disqualify the Plan from the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or any successor regulation thereto.

9.   Miscellaneous Provisions.

     (a)  Tax Withholding.

     The Company shall have the right to deduct from any payment or settlement under the Plan, including, without limitation, the exercise of any stock option, or the delivery of any Shares, any federal, state, local or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation. Whenever payments under the Plan are to be made to an optionholder in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state or local withholding tax obligations that arise at such time. If the Committee, in its sole discretion, permits Shares of the Company's common stock to be used to satisfy any such tax withholding, such Shares shall be valued based on the fair market value of such Shares as of the date tax withholding is required to be made, as determined by the Committee.

     Notwithstanding any provision of the Plan to the contrary, (I) a Section 16 Insider's election pursuant to the preceding sentence must be made on or prior to the date as of which income is realized by the Section 16 Insider in connection with such benefit and must be irrevocable, and (ii) if the Section 16 Insider elects to have shares withheld from those otherwise issuable, then the election must be made in writing either (A) within the 10 business days beginning on the third business day following the release of the Company's quarterly or annual summary of earnings and ending on the 12th business day following such day, or (B.) at least six months prior to the date income is realized by such Section 16 Insider. In the event that an optionholder is subject to the provisions of Section 16 of the Exchange Act, the Committee may require that the method of satisfying such an obligation shall be in compliance with Section 16 and any regulations and rules promulgated thereunder.

     (b)  No Right to Employment.

     Neither the adoption of the Plan, the granting of any option, nor the execution of any option agreement, shall confer upon any employee of the Company any right to continued employment with the Company, as the case may be, nor shall it interfere in any way with the right, if any, of the Company to terminate the employment of any employee at any time for any reason.

     (c)  Unfunded Plan.

     The Plan shall be unfunded and the Company shall not be required to segregate any assets in connection with any options awarded under the Plan. Any liability of the Company to any person with respect to any options awarded under the Plan shall be based solely upon the contractual obligations that may be created as a result of the Plan or any such award or agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company. Nothing contained in the Plan or any option agreement shall be construed as creating in respect of any participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company, and/or any such participant, any beneficiary or any other person.

     (d)  Fringe Benefit and Compensation Programs.

      Payments and other benefits received by a participant under an option agreement made pursuant to the Plan shall not be deemed a part of such participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company unless expressly provided in such other plans or arrangements, or except where the Committee expressly determines in writing that inclusion of any option or portion of an option should be included to accurately reflect competitive compensation practices or to recognize that any option has been made in lieu of a portion of a competitive annual base salary or other cash compensation. Options granted under the Plan may be made in addition to, in combination with, or as alternatives to, grants, awards or payments under any other plans or arrangements of the Company. The existence of the Plan notwithstanding, the Company may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain and motivate its employees.

     (e)  Other Legal Compliance.

     No Shares shall be issued under the Plan unless legal counsel of the Company shall be satisfied that such issuance will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any exercise of an option, or Share issuance, that certain agreements, undertakings, representations, certificates and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Any certificate for Shares delivered under the Plan may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements promulgated by the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such share certificates to make appropriate reference to such restrictions.

     (f)  Registration of Shares.

     If at any time and from time to time the Board determines, in its sole discretion, that the listing, registration or qualification of any option, or any Shares or property covered by or subject to such option, upon any securities exchange or under any federal, state or local securities or other law, rule or regulation is necessary or desirable as a condition to or in connection with the granting or such option or the issuance or delivery of Shares or otherwise, no such award may be exercised, or paid in Shares or other property, unless such listing, registration or qualification shall have been effected free of any conditions that are not acceptable to the Committee. Notwithstanding anything in this Plan or in any option grant to the contrary, the Committee may postpone the exercise of any stock option granted under the Plan as the Committee may deem necessary to (i) effect, amend or maintain any necessary registration of the Plan or Shares under the Act, or the securities laws of any applicable jurisdiction; (ii) to permit any action to list such Shares on a stock exchange if the Company's common stock is listed on such exchange; (iii) to comply with such rules or regulations promulgated by such stock exchange; (iv) to determine that such Shares are exempt from such registration or requirement that its Shares be listed on an exchange; or (v) to determine that the Company shall not be obligated by virtue of any terms and conditions of any option agreement or any provision of the Plan to recognize the exercise of an option or to sell or issue Shares in violation of the Act, the rules of any stock exchange or the law of any applicable jurisdiction.

     Any such postponement shall not extend the terms of an Option and neither the Company nor its directors or officers shall have any obligation or liability to any employee or option holder with respect to any Shares as to which such option shall lapse because of such postponement. In that connection, the Company agrees that it will use its best efforts to effect such registration or qualification when it deems such action to be in the best interests of the Company, provided, however, that the Company shall not be required to use its best efforts to effect such registration under the Act, as amended, other than to file a Form S-8, as presently in effect, or other such forms as may be in effect from time to time.

     (g)  Compliance with the Exchange Act.

     All transactions under this Plan that involve persons subject to Section 16 of the Exchange Act are intended to comply with all applicable conditions of the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

     (h)  Designation of Beneficiary.

     Each optionholder to whom an award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any rights under the terms of the Plan and the relevant Option Agreement may remain exercisable for a period of twelve (12) months after the optionholder's death. At any time, and from time to time, any such designation, change or modification must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased optionholder, or if the designated beneficiaries have predeceased the optionholder, the beneficiary shall be the optionholder's estate.

     (i)  Leaves of Absence/Transfers.

     The Committee shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate, under the Plan in respect of any leave of absence from the Company granted to an optionholder. Without limiting the generality of the foregoing, the Committee may determine whether any such leave of absence shall be treated as if the optionholder has terminated employment with the Company.

     (j)  No Assignment of Benefits.

     No option grant or other benefit payable under this Plan shall, except as otherwise specifically provided by this Plan or by law, be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer any such benefit shall be void. All benefits payable under this Plan shall not in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

     (k)  Modification. Extension, Renewal and Reload of Stock Options.

     Subject to the terms and conditions within the Plan, the Committee may modify, extend, or renew outstanding options granted under the Plan, accept the exchange of outstanding options, or if permitted in the applicable Option Agreement, grant a reload stock option to purchase that number of Shares delivered to the Company in partial or full payment of the exercise price of an option; provided, however, (i) that any modified, renewed, extended or reload option is granted with an exercise price that reflects the current fair market value of such Shares; (ii) any renewal, extension, cancellation, exchange or grant of a reload option does not cause the optionholder to violate the provisions of Section 16(b) of the Exchange Act; (iii) such reload option does not cause the Plan to lose its exemption under Rule 16b-3 of the Exchange Act; and (iv) such reload option is subject to all of the same terms and conditions as the original stock option.

     (l)  Notices.

     Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Company (i) on the date it is personally delivered to the Secretary of the Company at its principal executive offices or
(ii) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary at such offices, and shall be deemed delivered to an optionee (i) on the date it is personally delivered to him or her or (ii) three business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Company.

     (m)  Governing Law.

     The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

                               Technology Research Corporation




                               By:  Robert S. Wiggins
                                    ___________________
                                    Robert S. Wiggins,
                                    Chairman of the Board